EXHIBIT (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 12 to Registration Statement Nos. 333-100287 and 811-09507 on Form N-6 (the “Registration Statement”) of (1) our report dated April 27, 2011 relating to the statement of assets and liabilities of Farmers Variable Life Separate Account A at December 31, 2010, and the related statement of operations for the period then ended, and the related statements of changes in net assets for each of the periods ended December 31, 2010 and 2009, and (2) our report dated April 27, 2011 relating to the financial statements of Farmers New World Life Insurance Company as of December 31, 2010 and 2009, and for each of the years ended December 31, 2010, 2009 and 2008, (prepared in conformity with accounting practices prescribed or permitted by the Office of the Insurance Commissioner of the State of Washington as described in Note 2 of the financial statements), which appear in the Statement of Additional Information of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
April 29, 2011